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                                                                  EXHIBIT (a)(5)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON SHARE PURCHASE RIGHTS)

                                       OF

                 AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION

                                       BY

                           HORIZON ACQUISITION, INC.
                      AN INDIRECT WHOLLY-OWNED SUBSIDIARY

                                       OF

                             DOREL INDUSTRIES INC.

                                       AT

                              $9.625 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 30, 1998, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

     Enclosed for your consideration is an Offer to Purchase dated April 3, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to the Offer by Horizon Acquisition, Inc., a Delaware corporation (the "Purchaser"), which is an indirect wholly-owned subsidiary of Dorel Industries Inc., a Quebec, Canada corporation ("Parent"), to purchase for cash all outstanding shares of Common Stock, $1.00 par value per share (the "Common Stock"), including the associated common share purchase rights (the "Rights," and together with the Common Stock, the "Shares"), of Ameriwood Industries International Corporation, a Michigan corporation (the "Company"). We are the holder of record of Shares held by us for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, we request your instructions as to whether you wish to tender any of or all of the Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer.

     Your attention is directed to the following:

     1. The offer price is $9.625 per Share, net to the seller in cash, without interest thereon.

     2.  The Offer is being made for all outstanding Shares.

     3. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     4. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Thursday, April 30, 1998, unless extended.

     5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that number of Shares which,
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         when added to any shares already owned by the Purchaser and Parent, represents at least a majority of the Shares outstanding on a fully-diluted basis on the date of purchase.

     6. Any stock transfer taxes applicable to a sale of Shares to the Purchaser pursuant to the Offer will be borne by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     If you wish to have us tender any of or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form attached to this letter. Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the expiration of the Offer. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal. The Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. If the securities laws of any jurisdiction require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the law of such jurisdiction.
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                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON SHARE PURCHASE RIGHTS)

                                       OF

                 AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION

     The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase dated April 3, 1998 and the related Letter of Transmittal, in connection with the offer by Horizon Acquisition, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Dorel Industries Inc., a Quebec, Canada corporation, to purchase all outstanding shares of common stock, $1.00 par value per share (the "Common Stock"), including the associated common share purchase rights (the "Rights," and together with the Common Stock, the "Shares"), of Ameriwood Industries International Corporation, a Michigan corporation.

     This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in such Offer to Purchase and related Letter of Transmittal.

               Dated: __________, 1998

                        NUMBER OF SHARES TO BE TENDERED*

                              ______________ SHARES

     I (we) understand that if I (we) sign this instruction form without indicating a lesser number of Shares in the space above, all Shares held by you for my (our) account will be tendered.

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                                  SIGNATURE(S)

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                                 PRINT NAME(S)

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                               PRINT ADDRESS(ES)

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                         AREA CODE AND TELEPHONE NUMBER

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                        TAX ID OR SOCIAL SECURITY NUMBER

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* Unless otherwise indicated, it will be assumed that all Shares held by your firm for my (our) account are to be tendered.